UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12

METROPCS COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 12, 2013, MetroPCS Communications, Inc. announced that the Federal Communications Commission has approved the proposed combination of T-Mobile USA, a wholly-owned subsidiary of Deutsche Telekom, and MetroPCS.

T-Mobile USA and MetroPCS Announce FCC Approval of Proposed Combination

Bonn, Germany; Bellevue, WA; and Richardson, TX (March 12, 2013) - Deutsche Telekom AG (XETRA: DTE; “Deutsche Telekom”), T-Mobile USA, Inc. (“T-Mobile”) and MetroPCS Communications, Inc. (NYSE: PCS; “MetroPCS”) today announced that the Federal Communications Commission (“FCC”) has approved the proposed combination of T-Mobile USA, a wholly-owned subsidiary of Deutsche Telekom, and MetroPCS.

“The FCC's approval marks another significant milestone in bringing our two companies together, and we appreciate the Commission's timely approval. We look forward to completing the transaction and delivering the significant customer and stockholder benefits that this combination will make possible,” said John Legere, President and CEO of T-Mobile. “Our combined company will have the products, spectrum, scale and resources to shake up this industry and deliver an entirely new wireless experience.”

“We are pleased with the FCC's approval of the proposed transaction,” said Roger D. Linquist, Chief Executive Officer and Chairman of the Board of MetroPCS. “We thank the FCC for its prompt review of our proposed combination with T-Mobile, which will create the value leader in the United States wireless marketplace.”

On March 5, 2013, MetroPCS announced that the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 had expired. The proposed combination remains subject to the approval of MetroPCS stockholders.

A Special Meeting of MetroPCS stockholders to vote on matters relating to the proposed combination of MetroPCS with T-Mobile has been scheduled for April 12, 2013. MetroPCS stockholders of record as of the close of business on March 11, 2013 are entitled to vote at the Special Meeting. The combination is expected to close shortly after the Special Meeting.

The MetroPCS board unanimously recommends that stockholders vote their shares FOR all of the proposals relating to the proposed combination with T-Mobile by returning the GREEN proxy card they will receive in due course with a "FOR" vote for all proposals. The failure to vote or an abstention has the same effect as a vote against the proposed combination. Because some of the proposals required to close the proposed transaction require at least an affirmative vote of a majority of all outstanding shares, MetroPCS stockholders' votes are important. If stockholders vote against the proposed combination, there is no assurance that MetroPCS will be able to deliver the same or better stockholder value.

The Company urges stockholders to discard any white proxy cards, which were sent by a dissident stockholder. If a stockholder previously submitted a white proxy card, the Company urges them to cast their vote as instructed on the GREEN proxy card, which will revoke any earlier dated proxy card that was submitted, including any white proxy card.

Stockholders who have questions or need assistance voting their shares should contact the Company's proxy solicitor, MacKenzie Partners, Inc. toll-free at (800) 322-2885 or call collect at (212) 929-5500.

About Deutsche Telekom

Deutsche Telekom is one of the world's leading integrated telecommunications companies with more than 132 million mobile customers, over 32 million fixed-network lines and 17 million broadband lines (as of December 31, 2012). The Group provides products and services for the fixed network, mobile communications, the Internet and IPTV for consumers, and ICT solutions for business customers and corporate customers. Deutsche Telekom is present in around 50 countries and has 230,000 employees worldwide. The Group generated revenues of EUR 58.2 billion in the 2012 financial year - more than half of it outside Germany (as of December 31, 2012).

About T-Mobile USA Inc.

Based in Bellevue, Wash., T-Mobile USA, Inc. is the U.S. wireless operation of Deutsche Telekom AG (XETRA: DTE; OTCQX: DTEGY). By the end of the fourth quarter of 2012, approximately 132.3 million mobile customers were served by the mobile communication segments of the Deutsche Telekom group - 33.4 million by T-Mobile USA - all via a common technology platform based on GSM and UMTS and additionally HSPA+ 21/HSPA+ 42. T-Mobile USA's innovative wireless products and services help empower people to connect to those who matter most.

For more information, please visit http://www.T-Mobile.com. T-Mobile is a federally registered trademark of Deutsche Telekom AG. For further information on Deutsche Telekom, please visit www.telekom.de/investor-relations.

About MetroPCS Communications, Inc.

Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of no annual contract, unlimited wireless communications service for a flat-rate. MetroPCS is the fifth largest facilities-based wireless carrier in the United States based on number of subscribers served. With Metro USA(SM), MetroPCS customers can use their service in areas throughout the United States covering a population of over 280 million people. As of December 31, 2012, MetroPCS had approximately 8.9 million subscribers. For more information please visit www.metropcs.com.

Additional Information and Where to Find It

This document relates to a proposed transaction between MetroPCS and Deutsche Telekom. In connection with the proposed transaction, MetroPCS has filed with the Securities and Exchange Commission (the “SEC”) an amended definitive proxy statement. Security holders are urged to read carefully the amended definitive proxy statement and all other relevant documents filed with the SEC or sent to stockholders as they become available because they will contain important information about the proposed transaction. All documents, when filed, will be available free of charge at the SEC's website (www.sec.gov). You may also obtain these documents by contacting MetroPCS' Investor Relations department at 214-570-4641, or via e-mail at investor_relations@metropcs.com. This communication does not constitute a solicitation of any vote or approval.

Participants in the Solicitation

MetroPCS and its directors and executive officers will be deemed to be participants in any solicitation of proxies in connection with the proposed transaction. Information about MetroPCS' directors and executive officers is available in MetroPCS' annual report on Form 10-K filed with the SEC on March 1, 2013. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the amended definitive proxy statement and other relevant materials filed with the SEC regarding the proposed transaction. Investors should read the amended definitive proxy statement carefully before making any voting or investment decisions.

Cautionary Statement Regarding Forward-Looking Statements

This document includes “forward-looking statements” for the purpose of the “safe harbor” provisions within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this document that are not statements of historical fact, and statements about our beliefs, opinions, projections, strategies, and expectations, are forward-looking statements and should be evaluated as such. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “views,” “projects,” “should,” “would,” “could,” “may,” “become,” “forecast,” and other similar expressions. Forward looking statements include statements regarding the anticipated closing date for the transaction, the value the transaction represents, the combined company will be the leading value carrier, and any statements made regarding our strategy, prospects or future performance.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of MetroPCS, Deutsche Telekom and T-Mobile and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive the required stockholder approvals or required regulatory approvals, the taking of governmental action (including the passage of legislation) to block the proposed transaction, the failure to satisfy other closing conditions, the possibility that the expected synergies will not be realized, or will not be realized within the expected time period, the significant capital commitments of MetroPCS and T-Mobile, global economic conditions, fluctuations in exchange rates, competitive actions taken by other companies, natural disasters, difficulties in integrating the two companies, disruption from the transaction making it more difficult to maintain business and operational relationships, actions taken or conditions imposed by governmental or other regulatory authorities and the exposure to litigation. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in MetroPCS' annual report on Form 10-K, filed March 1, 2013, and other filings with the SEC available at the SEC's website (www.sec.gov). The results for any prior period may not be indicative of results for any future period.

The forward-looking statements speak only as to the date made, are based on current assumptions and expectations, and are subject to the factors above, among others, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements. MetroPCS, Deutsche Telekom and T-Mobile do not undertake a duty to update any forward-looking statement to reflect events after the date of this document, except as required by law.

For MetroPCS Communications, Inc.	For Deutsche Telekom
Investor Relations Contacts:	+49 228 181 4949
Keith Terreri, Vice President - Finance & Treasurer	media@telekom.de
Jim Mathias, Director - Investor Relations	or
214-570-4641	+49 228 181 888 80
investor_relations@metropcs.com	investor.relations@telekom.de

For T-Mobile USA
Media Relations
425-378-4002
mediarelations@t-mobile.com